Exhibit 4.1
FORM OF AMENDMENT NO. 4 TO STOCKHOLDERS’ AGREEMENT
AMENDMENT NO. 4
TO
STOCKHOLDERS’ AGREEMENT
THIS AMENDMENT NO. 4 TO STOCKHOLDERS’ AGREEMENT (this “Amendment”) is made and entered into as of January 16, 2024, by and among FIRSTSUN CAPITAL BANCORP, a Delaware corporation (the “Corporation”), and the Persons executing the signature pages hereto.
W I T N E S S E T H:
WHEREAS, the Corporation and the Stockholders entered into that certain Stockholders’ Agreement, dated as of June 19, 2017 (as amended by that certain Amendment No. 1 to the Stockholders’ Agreement dated as of March 14, 2018, as further amended by that certain Amendment No. 2 to the Stockholders’ Agreement dated as of June 1, 2021 and as further amended by that certain Amendment No. 3 to the Stockholders’ Agreement dated as of January 2, 2024, the “Stockholders’ Agreement”);
WHEREAS, concurrent with the execution and delivery of this Amendment, the Corporation has entered into that certain Agreement and Plan of Merger by and among HomeStreet, Inc. (“HomeStreet”), the Corporation, and Dynamis Subsidiary, Inc. (“Merger Sub”) dated January 16, 2024 (the “HomeStreet Merger Agreement”), pursuant to which, among other things, Merger Sub will, subject to the terms and conditions set forth in the HomeStreet Merger Agreement, merge with and into HomeStreet (the “HomeStreet Merger”);
WHEREAS, the Corporation and the Stockholders signatory hereto desire to amend the Stockholders’ Agreement to provide for the automatic termination of the Stockholders’ Agreement immediately upon the closing of the HomeStreet Merger;
WHEREAS, the Corporation and the Stockholders signatory hereto, which constitute Stockholders holding at least two-thirds (2/3) of the shares of Common Stock held by Stockholders at the time of such amendment and each affected Stockholder at the time of such amendment, now desire to amend the Stockholders’ Agreement to effect the modifications thereto contemplated above; and
WHEREAS, capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Stockholders’ Agreement.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholders’ Agreement is hereby amended as follows:

1

1.    Effective Date of this Amendment. This Amendment will become effective on the date on which the Effective Time (as defined in the HomeStreet Merger Agreement) of the transactions contemplated by the HomeStreet Merger Agreement occurs. If the HomeStreet Merger Agreement is terminated, this Amendment shall be null and void ab initio and of no further force and effect.
2.    Amendment to Section 6.03. The following sentence is added to the end of Section 6.03 of the Stockholders’ Agreement:
Notwithstanding anything to the contrary contained herein, immediately upon the closing of the HomeStreet Merger, as evidenced by the occurrence of the Effective Time (as defined in the HomeStreet Merger Agreement), this Agreement shall automatically terminate and have no further force or effect.
3.    Governing Law. This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.
4.    Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Amendment may be by actual or facsimile signature.
[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first set forth above.

FIRSTSUN CAPITAL BANCORP

By:
Name:
Title: